Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

MOMENTA LETTERHEAD

August 4, 2006

Ms. Lita Nelsen, Director
Technology Licensing Office
Massachusetts Institute of Technology
77 Massachusetts Avenue
Cambridge, MA  02139-4307

Re:	Amended and Restated Exclusive Patent License
Agreement/M.I.T. License Agreement #4908236

Dear Lita:

This letter is in reference to the Amended and Restated Exclusive Patent License Agreement by and between Massachusetts Institute of Technology (“MIT”) and Momenta Pharmaceuticals, Inc. (“Momenta”) dated as of November 1, 2002 and as amended by a First Amendment dated November 1, 2002, letter agreements dated September 12, 2003 and October 22, 2003, a Second Amendment dated November 19, 2003, a Third Amendment dated April 2, 2004, a Fourth Amendment dated July 17, 2004 and a Fifth Amendment dated August 5, 2006 (collectively, the “MIT-Momenta Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the MIT-Momenta Agreement.

As you know, we have entered into a Collaboration and License Agreement with Sandoz N.V. (formerly Biochemie West Indies, N.V.) and Sandoz, Inc. (formerly Geneva Pharmaceuticals, Inc.) (collectively, the “Sandoz Parties”) as of November 1, 2003 relating to the development and commercialization of enoxaparin (the “Enoxaparin Agreement”), a copy of which agreement has been previously provided to MIT.  Although we have used technology licensed to Momenta to characterize enoxaparin, under the terms of the MIT-Momenta Agreement there would be no royalties payable to MIT under the MIT-Momenta Agreement as a result of such use because the enoxaparin product under development does not constitute a LICENSED PRODUCT.

Based upon our discussions and for good and valuable consideration, receipt of which is acknowledged by both parties, Momenta hereby agrees to pay to MIT [**] percent ([**]%) of all payments, if any, that it receives from the Sandoz Parties under Section 4.5 of the Enoxaparin Agreement.  Such payments shall be made to M.I.T. within sixty (60) days of the end of each REPORTING PERIOD and in accordance with Section 4.2 of the MIT-Momenta Agreement.

Ms. Lita Nelsen, Director
August 4, 2006

Notwithstanding the foregoing, the parties agree that the foregoing [**] percent ([**]%) payment shall be payable only with respect to enoxaparin products that do not constitute LICENSED PRODUCTS.  If COMPANY should commercialize an enoxaparin product that does constitute a LICENSED PRODUCT, the foregoing [**] percent ([**]%) payment shall not apply and the royalty provisions of the MIT-Momenta Agreement governing LICENSED PRODUCTS shall apply to such enoxaparin product.

If the foregoing accurately sets forth our agreement, please indicate so by countersigning this letter in the space provided below.

Sincerely yours,

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Alan L. Crane

AGREED:

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:	/s/ Lita Nelson